Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made by and between General Employment Enterprises, Inc., an Illinois corporation (the "Company"), and Salvatore J. Zizza ("Executive") effective as of September 1, 2011.

1.	Duties and Scope of Employment.

(a)
Position; Commencement Date. Executive's employment with the Company pursuant to this Agreement shall commence upon September 1, 2011(the "Commencement Date").  As of the Commencement Date, the Company shall employ Executive, and Executive agrees to be employed by the Company, as its Chief Executive Officer and to serve as Chairman of the Board of Directors of the Company.

(b)
Duties; Obligations to the Company. Executive shall report to the Company's Board of Directors ("Board") and shall perform such other duties as the Board may from time to time require, consistent with the general level and type of duties and responsibilities customarily associated with Executive's position as Chief Executive Officer.

Executive agrees that he will at all times conscientiously perform all of the duties and obligations required of him pursuant to the terms of this Agreement.  The Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice.  Executive will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.

(c)
No Conflicting Obligations. Executive represents and warrants to the Company that he is under no obligation or commitment, whether contractual or otherwise, that is inconsistent with his obligations under this Agreement.  Executive's employment will not infringe or violate the rights of any other person or entity, and Executive warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which any other person has any right, title, or interest.

2.	Term and Termination.

(a)
Term. The term of this Agreement shall begin on September 1, 2011(the "Commencement Date") and shall continue for a period of two years.  The Term shall automatically terminate in the event of Executive's termination of employment as a result of Executive's (i) death, (ii) the disability of Executive by injury or illness, materially and substantially impairing him from carrying out his duties anticipated under this Agreement for a period of 90 days or longer as determined by the Board of Directors of the Corporation, (such disability shall be established by a certificate from an independent licensed physician, mutually chosen by the parties); or (iii) the written mutual agreement of the Parties.  Either party may terminate this Agreement at any time, provided, however, the parties shall continue to be subject to the post-employment obligations contained in Section 2(b) and Section 9 of this Agreement.

(b)
Termination. In the event Executive's employment is terminated other than as a result of Executive's death or disability (as defined in paragraph 2(a) hereinabove) and either (i) by the Company for a reason other than "Cause" or (ii) by the Executive for "Good Reason Executive shall continue to receive the Compensation, Benefits and Perquisites provided under Sections 3 and 4 of this Agreement for the remainder of the Term specified in Section 2(a), above. For purposes of this Agreement, "Cause" means (i) conviction of a felony, (ii) an act of dishonesty or fraud that has a material adverse impact on the business of the Company, or (iii) gross negligence in the performance of his duties as Chief Executive Officer of the Company. "Good Reason" means (i) reduction in the Executive's Compensation under Section 3 of this Agreement or other terms of employment under Section 4 of this Agreement, or (ii) reduction in the Executive's position with the Company.

3.	Compensation.

(a)
Base Salary. During the Term, the Company shall pay the Executive as compensation for his services a base salary at the annualized rate of not less than One Hundred Twenty Thousand dollars ($120,000), less tax and related withholdings. The Board shall review such base salary annually and may increase such amount as it determines, but such amount shall not be reduced.  Base salary shall be paid periodically in accordance with normal Company payroll practices and procedures.  The annualized base salary to be paid to Executive pursuant to this Section 3(a), together with any subsequent modifications thereto, shall be referred to in this Agreement as the "Base Salary."

4.	Vacation, Benefits and Perquisites.

(a)	Vacation. Executive will be eligible for paid vacation in accordance with the Company's vacation policy applicable to Executive's position and tenure with the Company.

(b)
Welfare Benefits. The Company shall provide Executive with (i) life insurance equal to two (2) times his Base Salary and (ii) disability income insurance equal to fifty percent (50%) of his Base Salary. It is understood that the benefits provided to the Executive pursuant to this subsection (b) may result in imputed compensation to the Executive.

5.
Business Expense Reimbursements. During his employment, Executive shall be authorized to incur ordinary, necessary, and reasonable travel, entertainment, and other business expenses in connection with his duties hereunder.  The Company shall reimburse Executive for such reasonable expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable reimbursement policies.

6.
Equity. During his employment and a member of the Board of Directors, Executive shall be entitled to participate in stock option awards on the same terms and conditions as other executives and members of the Board of Directors.

7.
Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive's death and (b) the Company and any successor of the Company.  Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. Executive may not assign this Agreement.

8.
Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (a) delivered personally or by facsimile, (b) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (c) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to Company,	General Employment Enterprises, Inc.
One Tower Lane, Suite 2200
Oakbrook Terrace, IL 60181

If to Executive:	At last known address known by Company

9.	Non-solicitation, Non-competition and Non-disclosure.

(a)
Non-solicitation. During the period commencing on the Commencement Date and continuing until the second (2nd) anniversary of the date of termination of Executive's employment, Executive shall not directly or indirectly solicit or attempt to solicit (on Executive's own behalf or on behalf of any other person or entity) the employment or retaining of any employee or consultant of the Company or any of the Company's affiliates.

(b)
Non-competition. During the period commencing on the Commencement Date and continuing until the second (2nd) anniversary of the date of termination of Executive's employment, Executive will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.

(c)
Non-disclosure. Executive shall not use for his or any third party's benefit or, during the period commencing on Executive's termination of employment, directly or indirectly disclose any Confidential Information of the Company. Confidential Information means that information which has commercial value to Company's business and is confidential or proprietary in nature (including, without limitation, names and expertise of employees and consultants, any other technical, business, financial, plans, strategies and other confidential information). Information that is or becomes (through no improper action or inaction by the Executive) generally available to the public shall not be Confidential Information.

10.
Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

11.
Mutual Arbitration Agreement. Executive and the Company each agree, to the extent permitted by law, to arbitrate before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association regarding discovery, any dispute or claim arising out of, related to, or connected with Executive's employment, termination of employment, or this Agreement, including the interpretation, validity, construction, performance, breach, or termination thereof, including any claim against any current or former agent or employee of the Company, whether the dispute or claim arises in tort, contract, or pursuant to a statute, regulation, or ordinance now in existence or which in the future may be enacted or recognized, including, but not limited to any claim for fraud, promissory estoppel, breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination, infliction of emotional distress, defamation, interference with contract or prospective economic advantage, unfair business practices, any claim under any and all federal, state, or municipal statutes, regulations, or ordinances that prohibit discrimination, harassment, or retaliation of any kind, any claim for non-payment or incorrect payment of wages, commissions, bonuses, severance, or employee fringe benefits, and any claim regarding stock or stock options, except that any dispute or claim for workers' compensation benefits or unemployment insurance benefits shall be excluded from this mutual agreement to arbitrate.

12.
Entire Agreement. This Agreement, and the stock documents, if executed, referenced in Section 6, represent the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive's employment relationship with the Company.

13.	No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and an authorized member of the Board or authorized officer.

14.	Governing Law. This Agreement shall be governed by the laws of the State of Illinois without reference to rules relating to conflicts of law.

15.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Additionally, signatures transmitted via facsimile or electronically  with electronic receipted delivery shall be deemed originals.

16.
Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the undersigned parties agree to all the promises, covenants and terms contained herein:

GENERAL EMPLOYMENT ENTERPRISES, INC.

	/s/ James R. Harlan	Date:
By:	James R. Harlan
Title:	Chief Financial Officer and Treasurer

EXECUTIVE
Salvatore J. Zizza

	/s/ Salvatore J. Zizza	Date: